SHAREHOLDER RIGHTS PLAN

AMENDMENT AGREEMENT

This agreement ("Rights Plan Amendment"), dated as of May 3, 2005, is made between Talisman Energy Inc. (the "Corporation"), a corporation incorporated under the Canada Business Corporations Act, and Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada (the "Rights Agent");

WHEREAS the Corporation and the Rights Agent are parties to a shareholder rights plan agreement dated as of March 3, 1999 and amended and restated as of May 1, 2002 (the "Rights Agreement"), which established a shareholder rights plan for the Corporation;

AND WHEREAS the Board of Directors of the Corporation has determined it advisable to amend the Rights Agreement as set forth herein, and such amendment has been approved by the shareholders of the Corporation in accordance with the Rights Agreement;

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein, the Corporation and the Rights Agent hereby amend the Rights Agreement as follows:

1.

Interpretation

This Rights Plan Amendment is supplemental to and shall form one agreement with the Rights Agreement, and the Rights Agreement and this Rights Plan Amendment shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

2.

Amendment

The Rights Agreement is hereby amended as follows:

(a)

the definition of "Expiration Time" in subsection 1.1(w) is amended by changing the reference to "2005" contained therein to "2008";

(b)

the definition of "Exercise Price" in subsection 1.1(u) is amended so that the price specified therein is $200.00.

For greater certainty, the price specified in paragraph (b) above shall be the Exercise Price from and after the date of this Rights Plan Amendment and shall be subject to adjustment from and after the date hereof as set forth in the Rights Agreement.

1.

Confirmation

The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Rights Plan Amendment, all of the terms and conditions contained in the Rights Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.

2.

Execution in Counterpart

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TALISMAN ENERGY INC.

By:

(signed) "James W. Buckee"

By:

(signed) "M. Jacqueline Sheppard"

COMPUTERSHARE TRUST COMPANY

OF CANADA

By:

(signed) "Nazim Nathoo"

By:

(signed) "Stephen Bandola"

194900\625564.v2